CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-284088 on Form N-14 of our reports dated as indicated in the table below, relating to the financial statements and financial highlights of the Funds indicated in the table below, appearing in the Annual Reports on Form N-CSR of the Funds indicated in the table below for the year ended December 31, 2023.

Funds	Report Date
BlackRock Income Trust, Inc.	02/26/2024
BlackRock Enhanced Government Fund, Inc.	02/23/2024

We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 10, 2025